EXHIBIT 23





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of The Dow Chemical Company on Form S-8 of our report dated February 12, 1997, appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 1996, and to the reference to us under Item 3, "Incorporation of Documents by Reference," of this Registration Statement.



Deloitte & Touche LLP
Midland, Michigan  48642

May 15, 1997